EXHIBIT 4.1
DESCRIPTION OF CAPITAL STOCK

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A Common Stock, par value $0.01 per share. The following is a general description of the terms and provisions of our capital stock and related provisions of our amended and restated certificate of incorporation and amended and restated bylaws, in each case as currently in effect on the date of filing this Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The following description is qualified in its entirety by reference to the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this is a part and are incorporated by herein by reference. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware law.
Capital Stock
Our current authorized capital stock consists of:
•500,000,000 shares of Class A Common Stock, par value of $0.01 per share,
•100,000,000 shares of Class B Common Stock, par value of $0.00001 per share, and
•100,000,000 shares of preferred stock with a par value of $0.01 per share.
As of December 31, 2020, we had 71,228,168 shares of our Class A Common Stock outstanding, 46,085,804 shares of our Class B Common Stock outstanding and no shares of preferred stock outstanding.
Class A Common Stock
Dividend rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor.
Voting rights
The holders of our Class A Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation.
Rights upon liquidation
In the event of liquidation, dissolution or winding up of our Company, whether voluntarily or involuntarily, the holders of our Class A Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding.
Preemptive rights
Holders of our Class A Common Stock are not entitled to any preemptive rights to subscribe for additional shares of our Class A Common Stock, nor are they liable to further capital calls or to assessments by us. Therefore, if we issue additional shares without the opportunity for existing stockholders to purchase more shares, a stockholder’s ownership interest in our Company may be subject to dilution.
Other Rights or Preferences
Our Class A Common Stock has no sinking fund, redemption provisions, or conversion or exchange rights.
Class B Common Stock
Dividend rights
Our Class B stockholders will not participate in any dividends declared by our board of directors.
Voting rights
Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation. Each outstanding share of our Class B Common Stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding limited liability company interests in Station Holdco LLC (“LLC Units”) immediately following our initial public offering in May 2016 (“IPO”) and, at the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of our Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of our Class B Common Stock is entitled to one vote. The only holders of Class B Common Stock that satisfy the foregoing criteria are entities affiliated with Frank J. Fertitta III, our Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, a member of our board of directors (such entities, collectively, the “Fertitta Family Entities”). Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. In accordance with the Exchange Agreement entered into in connection with the IPO, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock at an exchange ratio that is equal to or less than one-for-one or, at our election, for cash. Accordingly, as members of Station Holdco LLC entitled to ten votes per share exchange LLC Units, the voting power afforded to them by their shares of Class B Common Stock will be correspondingly reduced.
Automatic transfer
In the event that any outstanding share of our Class B Common Stock shall cease to be held by a holder of an LLC Unit (including a transferee of an LLC Unit), such share shall automatically and without further action on our part or of the holder of Class B Common Stock, be transferred to us and thereupon shall be retired.
Rights upon liquidation
In the event of any liquidation, dissolution, or winding-up of our Company, whether voluntary or involuntary, our Class B stockholders will not be entitled to receive any of our assets.
Preemptive rights
Holders of our Class B Common Stock are not entitled to any preemptive rights to subscribe for additional shares of our Class B Common Stock, nor are they liable to further capital calls or to assessments by us. Therefore, if we issue additional shares without the opportunity for existing stockholders to purchase more shares, a stockholder’s ownership interest in our Company may be subject to dilution.
Other Rights or Preferences
Holders of our Class B Common Stock have no conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B Common Stock. The rights, preferences and privileges of holders of our Class B Common Stock are subject to those of the holders of any shares of our preferred stock we may issue in the future.
Preferred Stock
We are authorized to issue up to 100,000,000 shares of preferred stock, none of which are outstanding as of October 31, 2019. Our board of directors is authorized without further action by you, subject to limitations prescribed by Delaware law and our certificate of incorporation, to issue preferred stock and to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company that some of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A Common Stock over the market price and may adversely affect the voting and other rights of the holders of our Class A Common Stock and Class B Common Stock, which could have an adverse impact on the market price of our Class A Common Stock. We have no current plan to issue any shares of preferred stock.
Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions
Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:
Super Voting Stock
Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the IPO and, at the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The only holders of Class B Common Stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock.
Action by Written Consent; Special Meetings of Stockholders.
The Delaware General Corporation Law ("DGCL") permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation permits stockholder action by written consent so long as the Fertitta Family Entities own at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) (the "Fertitta Ownership Condition") and precludes stockholder action by written consent at any time that the Fertitta Ownership Condition is not satisfied. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer and only proposals included in the Company's notice may be considered at such special meetings. Notwithstanding the foregoing, for so long as the Fertitta Ownership Condition is satisfied, stockholders collectively holding at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote in connection with the election of directors may call a special meeting. If the Fertitta Ownership Condition is not satisfied, stockholders will no longer have the ability to call a special meeting.
Super Majority Approval Requirements.
The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will provide that, (i) for so long as the Fertitta Ownership Condition is satisfied, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws or the provisions of our certificate of incorporation relating to amendments, stockholder action by written consent, corporate governance, composition of the board of directors, business combinations and voting rights, dividends, liquidation and transfers of Class A and Class B Common Stock, and (ii) following such time that the Fertitta Ownership Condition is not satisfied, the affirmative vote of holders of at least 662/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws or the provisions of our certificate of incorporation relating to amendments, stockholder action by written consent, corporate governance, composition of the board of directors, business combinations and voting rights, dividends, liquidation and transfers of Class A and Class B Common Stock.
Election and Removal of Directors.
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting. Our directors may be removed, with or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.
Business Combinations with Interested Stockholders.
In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We elected in our amended and restated certificate of incorporation not to be subject to Section 203.
However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that the Fertitta Family Entities will not be deemed to be "interested stockholders," regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Other Limitations on Stockholder Actions.
Our bylaws will also impose some procedural requirements on stockholders who wish to:
•make nominations in the election of directors;
•propose that a director be removed;
•propose any repeal or change in our bylaws; or
•propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of our stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
•a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;
•the stockholder's name and address;
•any material interest of the stockholder in the proposal;
•the number of shares beneficially owned by the stockholder and evidence of such ownership; and the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.
To be timely, a stockholder must generally deliver notice:
•in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting or (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or
•in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days' notice or prior public disclosure of the date of the special meeting of stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.
In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder's proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitation of Liability of Directors and Officers
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
•any breach of the director's duty of loyalty to our Company or our stockholders;
•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and
•any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Forum Selection
The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employee to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.
Transfer agent and registrar
The transfer agent and registrar for our Class A Common Stock is American Stock Transfer & Trust Company, LLC.
Limitation of liability and indemnification matters
We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each officer and director for certain losses arising from claims or charges made against them while acting in their capacities as our officer or director.
To the extent that indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.
National market listing
Our Class A Common Stock is listed on NASDAQ under the symbol "RRR."